Exhibit 99.1

Bion Files 8-K Detailing Corporate Changes

January 4, 2022. New York. New York. Bion Environmental Technologies, Inc. (OTC QB: BNET), a developer of advanced livestock waste treatment technology that largely mitigates environmental impacts while recovering high-value coproducts, announced it has filed an SEC Form 8-K detailing recent events, including warrants exercised, dissolution of the Bion PA1, LLC, subsidiary, Board approval of amended and restated bylaws and articles of incorporation, as well as the 2021 Equity Incentive Award Plan, both subject to shareholder approval.

Full text of the 8-K is available at OTC Markets and on SEC’s Edgar.

Highlights include:

Warrant Exercise

During the 2021 calendar year, 6,431,538 warrants (scheduled to expire on December 31, 2021) were exercised at $.75 per share, resulting in $4,823,651 of gross proceeds. 648,142 warrants expired unexercised on December 31, 2021.

Dissolution of Bion PA 1, LLC (Bion PA 1)

Bion authorized the complete liquidation and dissolution of its wholly-owned subsidiary, Bion PA 1, a Colorado limited liability company, which dissolved December 29, 2021. As of September 30, 2021, Bion PA 1’s total assets were $297.01 and its total liabilities were $10,154,334 (including the Pennvest Loan in the aggregate amount of $9,939,148, accounts payable of $214,235.52 and accrued liabilities of $950). Bion believes that subsequent to the dissolution of Bion PA 1, Bion PA 1’s assets and liabilities, included in the Company’s consolidated balance sheet in its Form 10-Q for the quarter ended September 30, 2021, will no longer be consolidated and included in Bion’s balance sheet.

Amended and Restated (A&R) Bylaws and Articles of Incorporation

The A&R Bylaws include several procedural issues related to board and shareholder meetings, as well as a change to the indemnification of officers and directors in defense of a proceeding.

The A&R Articles of Incorporation include the following amendment, which has been recommended to the shareholders for approval: increasing the authorized number of shares of capital stock from 100,000,000 shares of common stock and 10,000,000 shares of preferred stock to 250,000,000 shares of common stock and 10,000,000 shares of preferred stock.

2021 Equity Incentive Award Plan

The Plan provides for the grant of incentive stock options, nonstatutory stock options, restricted stock awards, restricted stock unit awards, stock appreciation rights and performance unit awards that may be granted under the Plan to the Company’s employees, directors, consultants and independent contractors. If approved by the shareholders at the Company’s 2022 Annual Meeting, the Plan will succeed and replace the Company’s 2006 Consolidated Incentive Plan, as amended.

Craig Scott, Bion’s director of communications, stated, “As we move forward with the commercialization of our 3G Tech platform and associated business model, access to ever-larger capital markets will be required to develop the large-scale projects needed to supply even a small fraction of the $66 billion beef industry. With development of the beef demonstration project underway, and progress with several other key initiatives, we look forward to increasing our visibility in both the retail and institutional capital markets. As part of those efforts, we intend to pursue an uplisting to a national exchange at the appropriate time.”

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About Bion: Bion’s patented third generation (3G) technology was designed to substantially reduce the environmental impacts of large-scale livestock production and deliver a USDA-certified sustainable product to the consumer. The platform simultaneously recovers high-value coproducts and renewable energy that increase revenues. Bion’s 3G tech platform can provide low-cost high-impact solutions to the air and water quality issues related to livestock production, while creating a pathway to economic and environmental sustainability with ‘win-win’ benefits for at least a premium sector of the $175 billion U.S. livestock industry and the consumer. For more information, see Bion’s website, www.bionenviro.com.

This material includes forward-looking statements based on management's current reasonable business expectations. In this document, the words ‘will’, ‘anticipate’, believe’, ‘potential’, and similar expressions identify certain forward-looking statements. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes.

Contact Information:

Craig Scott

Director of Communications

303-843-6191 direct

cscott@bionenviro.com